Exhibit 10.1

January 27, 2006

Dennis McKenna

Dear Dennis:

     Silicon Graphics, Inc. (the “Company”) is pleased to memorialize the terms and conditions of your employment as follows:

     1. Position.

     (a) Effective as of the date hereof (the “Start Date”), you will serve in a full-time capacity as President and Chief Executive Officer of the Company and will be responsible for all of the duties customarily associated with the position of President and Chief Executive Officer. You will report to the Board of Directors of the Company (the “Board”).

     (b) The Company intends and agrees to take all actions legally permitted to cause you to have a Board seat so long as you are serving as Chief Executive Officer and to cause you to be initially appointed as Chairman of the Board.

     2. Salary, Bonus and Benefits.

     (a) Salary. You will initially be paid a salary at the rate of $75,000 per month through the end of the Company’s fiscal year 2006. Beginning in the Company’s fiscal year 2007, your salary will be $50,000 per month. Your salary will be payable in accordance with the Company’s standard payroll practices.

     (b) Annual Target Bonus. Commencing with the Company’s fiscal year 2007 performance period, you will be eligible to receive an annual performance bonus, subject to meeting performance targets specified by the Board. Your target bonus will be 200% of your annual base salary. Your performance bonus will be based half on achievement of Company financial objectives and half on achievement of other objectives, in either case as determined by the Board.

     (c) Transaction Bonus. You will receive a transaction bonus (a “Transaction Bonus”) in the amount of 1% of the net cash proceeds received by the Company from any equity financing transaction or series of transactions (excluding conversions of the Company’s debt securities) completed on or before December 31, 2006 that results in net cash proceeds to the Company of at least $100 million (a “Material Equity Financing”).

     (d) Benefits. Except as specifically provided in this letter agreement, you will be provided employee benefits on the same basis as those benefits are generally made available to other executive officers.

     3. Equity.

     (a) Restricted Stock Awards. Subject to the consent of the Board of Directors (or its compensation committee) on or promptly after the Start Date, you will be granted restricted stock or restricted stock units (as determined by the Board of Directors) equal to approximately 1% of the Company’s common shares actually outstanding on the date hereof (the “Initial Restricted Stock Award”), vesting in quarterly installments over 24 months.

     (b) Stock Options. Subject to the consent of the Board of Directors (or its compensation committee) on or promptly after the Start Date, you will be granted an option to purchase approximately 2% of the Company’s common shares actually outstanding on the date hereof (the “Initial Option”). The exercise price per share will be the fair market value per share on the date the option is granted. The Initial Option will become vested and exercisable with respect to 25% of the shares on the first anniversary of the grant date and in quarterly installments over the following 36 months, subject to your continued employment on the applicable vesting date, and will have a 7-year term. If your employment with the Company is terminated by the Company for any reason other than Cause or by your voluntary resignation, you will be entitled to exercise the portion of the Initial Option vested as of the effective date of your termination for 12 months following such termination. Except as set forth herein, the Initial Option (together with any other equity awards granted to you by the Company) will be subject to the terms and conditions of the Company’s stock incentive plan, as described in the plan and the award agreement evidencing the grant of your award.

     (c) Additional Equity Grants. In the event of a Material Equity Financing, you will be granted additional restricted stock awards and stock options such that the total number of shares subject to all of your options and restricted stock awards granted equals approximately 1% and 2%, respectively, of the Company’s common shares outstanding after the Material Equity Financing. Such restricted stock awards and options shall have terms similar to the Initial Restricted Stock Award and Initial Option, except that the vesting schedules and termination dates, as applicable, will be based on the grant date of the additional awards, and the exercise price of the additional options will be the then current fair market value of the stock.

     4. Period of Employment. Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any purported termination of employment by the Company or by you must be communicated by written notice to the other party.

     5. Termination Without Cause by the Company.

     (a) If your employment is terminated by the Company without Cause prior to a Change in Control, and subject to your executing and letting become effective a general release of claims in favor of the Company, in the form used generally by the Company, you will be entitled to the following benefits:

     (i) You will receive a severance payment equal to the following amount, as applicable, payable over a 12-month period in accordance with the Company’s payroll practices:

Date of Termination	Severance Payment
During fiscal year 2006	$600,000
July 2006	$700,000
August 2006	$800,000
September 2006	$900,000
October 2006	$1,000,000
November 2006	$1,100,000
Thereafter	$1,200,000

     (ii) The Company shall continue your healthcare benefits, at the same level and same cost to you as immediately preceding your termination, for 24 months after the Start Date.

     (b) For purposes of this letter agreement, “Cause” means:

     (i) your willful and continued failure to substantially perform your duties with the Company (other than such failure resulting from your incapacity due to physical or mental illness) after there is delivered to you by the Board a written demand for substantial performance which sets forth in detail the specific respects in which it believes you have not substantially performed your duties;

     (ii) your willfully engaging in gross misconduct which is materially and demonstrably injurious to the Company;

     (iii) your committing a felony or an act of fraud against the Company or its affiliates; or

     (iv) your breaching materially the terms of this letter agreement or of your employee confidentiality and proprietary information agreement with the Company;

provided that (x) no act, or failure to act, by you shall be considered “willful” if done, or omitted to be done, by you in good faith and in your reasonable belief that your act or omission was in the best interest of the Company and/or required by applicable law and (y) you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (after reasonable notice to and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board, you were guilty of conduct set forth above and, with respect to clause (i) or (ii) above, specifying the particulars thereof in detail.

     6. Termination in Connection with Change in Control.

     (a) If your employment is terminated by the Company without Cause or by you for Good Reason, in either case within 12 months following a Change in Control, you will be entitled to the following benefits, subject to your executing and letting become effective a general release of claims in favor of the Company, in the form used generally by the Company:

     (i) If the Change in Control occurs during the Company’s fiscal year 2006, you will receive:

     (A) a severance payment equal to $1,000,000; provided that if you have become eligible to receive a Transaction Bonus, such severance payment shall be $250,000;

     (B) accelerated vesting of 50% of all unvested equity awards held by you; and

     (C) continued healthcare benefits, at the same level and same cost to you as immediately preceding your termination, for 24 months after the Start Date; or

     (ii) If the Change in Control occurs after the end of Company’s fiscal year 2006, you will receive:

     (A) a severance payment equal to $1,200,000;

     (B) accelerated vesting of 100% of all unvested equity awards held by you; and

     (C) continued healthcare benefits, at the same level and same cost to you as immediately preceding your termination, for 24 months after the Start Date.

     (b) For purposes of this letter agreement, “Change in Control” means and includes each and all of the following occurrences:

     (i) Consummation of any reorganization, merger or consolidation with respect to the Company (each a “Reorganization”), unless immediately following such Reorganization more than 50% of the outstanding voting stock of the entity resulting from such reorganization continues to be beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the outstanding shares of voting stock of the Company outstanding immediately prior to such Reorganization.

     (ii) The sale or other disposition (or the last in a series of such transactions) of all or substantially all of the assets of the Company to an entity with respect to which following such sale or other disposition more than 50% of the outstanding voting shares if such entity is beneficially owned, directly or indirectly, by Persons who were the beneficial owners of the outstanding shares of the voting stock of the Company outstanding immediately prior to such sale or disposition.

     (iii) When any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities with respect to the election of the directors of the Company.

     (iv) During any period of three consecutive years (not including any period prior to the date hereof), individuals who, at the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the members of the Board then comprising the Incumbent Board (other than an election or nomination of any individual whose initial assumption of office is in connection with an actual or threatened election contest) shall be, for purposes of this letter agreement, considered as though such person were a member of the Incumbent Board.

For purposes of this letter agreement, the Board may, by resolution, clarify the date as of which a Change in Control shall be deemed to have occurred.

     (c) For purposes of this letter agreement, “Disability” means a physical or mental illness or injury which, as determined by the Company, continuously prevents you from performing your duties with the Company for a period of six months prior to termination.

     (d) For purposes of this letter agreement, “Good Reason” means, without your express written consent:

     (i) the assignment to you of any duties or the significant reduction of your duties, either of which is inconsistent with your position with the Company (or the duties and responsibilities of such position) immediately prior to a Change in Control, or your removal from or any failure to re-elect you as Chief Executive Officer; provided that you no longer serving as Chairman or President shall not constitute “Good Reason” so long as you continue to be Chief Executive Officer;

     (ii) the substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to a Change in

Control, unless such reduction applies generally to all officers of the Company and any successor to the Company;

     (iii) a reduction by the Company in your salary as in effect immediately prior to the Change in Control or in your aggregate target compensation (i.e., base salary plus annual performance bonus target) as in effect immediately prior to the Change in Control, or the failure by the Company (other than a failure that applies generally to all officers of the Company and any successor to the Company) to increase such base salary each year following a Change in Control by an amount which equals at least one-half (1/2), on a percentage basis, of the average annual percentage increase in base salary for all officers of the Company (and any successor of the Company) during the prior two full calendar years;

     (iv) a material reduction by the Company in the kind or level of employee benefits to which you were entitled prior to a Change in Control with the result that your overall benefits package is significantly reduced after the Change in Control; or the taking of any action by the Company which would materially and adversely affect your participation in any plan, program or policy generally applicable to executives or employees of the Company or any successor of the Company (including but not limited to paid vacation days), or deprive you in a material and substantial way of any fringe benefits enjoyed by you prior to a Change in Control;

     (v) the Company’s requiring you to be based anywhere other than your then present location (except for required travel on the Company’s business to an extent substantially consistent with your customary business travel obligations) or a location more than 25 miles from your then present location, without your consent;

     (vi) any purported termination of your employment by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or

     (vii) the failure of the Company to obtain the assumption of this letter agreement by any successor.

     7. Other Termination Events. In the event of any termination of your employment by you or the Company not described in Section 5 or 6, you will not be entitled to receive the benefits described therein and will only receive your salary earned prior to the date of termination, payable in accordance with applicable law, and any other amounts to which you are entitled under any compensation or benefit plan of the Company in accordance with the plans, policies and practices of the Company.

     8. Outside Activities.

     (a) During your employment with the Company, you will not (i) engage in any other gainful employment, business or activity without the written consent of the Board; (ii) assist any person or organization in competing with the Company or its affiliates, in preparing to compete with the Company or its affiliates or in hiring any employees of the Company or its affiliates; (iii) own, directly or indirectly, any capital stock of any company which is in competition with any line of business conducted by the Company or its affiliates; provided that you may own, directly or directly, up to 1% of the outstanding capital stock of any publicly traded corporation; provided that you may continue to serve on all civic and charitable boards or committees on which you are currently serving and you may serve on other corporate, civic or charitable boards or committees (including those set forth on Schedule A hereto) with the consent of the Board so long as such service does not prevent you from carrying out your duties and responsibilities to the Company.

     (b) Without limiting the foregoing, you acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree that during your employment with the Company and for a period of twelve months after the termination of such employment:

     (i) you will not directly or indirectly induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or any of its affiliates; and

     (ii) you will not directly or indirectly solicit customers or suppliers of the Company based on confidential information of the Company or induce any such person to terminate his, her or its relationships with the Company.

     (c) In addition, you will not at any time (whether during or after your employment with the Company) knowingly make any statement, written or oral, or take any other action relating to the Company or its officers or directors that would disparage or otherwise harm the Company, its business or its reputation or those of any of its officers and directors.

     (d) It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section to be reasonable, if a final judgment is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this letter agreement is an unenforceable restriction against you, the provisions of this letter agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this letter agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein. You acknowledge and agree that the covenants entered into by you in this Section are essential elements of the parties’ agreement as expressed in this letter agreement, are a material inducement for the Company to enter into this letter agreement and the breach of any of those covenants would be a material breach of this letter agreement. You further acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     9. Confidentiality. Simultaneously herewith, you and the Company will enter into the Company’s standard form of confidential information and invention assignment agreement.

     10. Indemnification. Simultaneously herewith, you and the Company will enter into the Company’s standard form of Indemnification Agreement.

     11. Taxes.

     (a) All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes.

     (b) Any amounts payable hereunder shall be subject to a six-month wait if required by Section 409A of the Internal Revenue Code of 1986, as amended.

     12. Representations. By signing this letter agreement, you represent and warrant to the Company that:

     (a) you are under no contractual commitments (including without limitation any noncompetition, nonsolicitation, proprietary information and inventions, shareholders’, investors’ or similar agreement) inconsistent with your obligations to the Company; and

     (b) you have no holdings in the capital stock of any company (other than holdings of less than 1% of the outstanding capital stock of a publicly traded corporation) which is in competition with any line of business conducted by the Company or its affiliates, except as disclosed in writing to the Company.

     13. Entire Agreement. This letter agreement contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company or its affiliates. The amounts payable hereunder supersede any other amounts that may be payable to you under any other Company plan, agreement or policy and shall be reduced by any amounts payable, or notice required, under applicable law (including but limited to the WARN Act or similar state law).

     14. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement will be governed by California law, without applying conflict of law rules or principles.

     15. Arbitration.

     (a) Any dispute or controversy arising out of, relating to, or in connection with this letter agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding and confidential arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

     (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. You hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this letter agreement or relating to any arbitration in which the parties are participants.

     (c) The Company and you shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and returning it to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

SILICON GRAPHICS, INC.

By:	/s/ Lewis S. Edelheit

	Name:	Lewis S. Edelheit
	Title:	Director

I have read and accept this employment offer:

/s/ Dennis McKenna

Signature of Dennis McKenna
Dated: 1/27/06

Schedule A
Board Membership

Legerity